Exhibit 99.1
PATHWARD FINANCIAL, INC. ANNOUNCES RESULTS FOR 2024 FISCAL SECOND QUARTER

Sioux Falls, S.D., April 24, 2024 - Pathward Financial, Inc. (“Pathward Financial” or the “Company”) (Nasdaq: CASH) reported net income of $65.3 million, or $2.56 per share, for the three months ended March 31, 2024, compared to net income of $54.8 million, or $1.99 per share, for the three months ended March 31, 2023. For the fiscal quarter ended March 31, 2023, the Company recognized adjusted net income of $60.3 million, or $2.18 per share, when adjusting for the adverse financial impacts related to legacy mobile solar transactions and a venture capital investment impairment expense. See non-GAAP reconciliation table below.
CEO Brett Pharr said, “We continue to produce strong results by focusing on risk adjusted returns, enhancing our Banking as a Service offerings, and spending the off-season in tax services improving our data analytics, underwriting and monitoring processes. We delivered significant growth in net income and earnings per share through solid performance across the enterprise. The Pathward team continues to perform by maintaining our culture, focusing on risk and compliance, working closely with our partners, and embodying our purpose of financial inclusion. I am excited to be a part of this company and for what we can create in the future.”

Company Highlights
• On February 27, 2024, the Board of Directors (the "Board") of Pathward Financial appointed Neeraj Mehta as a member of the Board.
•On April 3, 2024, Pathward®, N.A. announced it became Certified™ by Great Place to Work® for the second year in a row. Great Place to Work describes itself as the global authority on workplace culture, employee experience, and the leadership behaviors proven to deliver market-leading revenue, employee retention and increased innovation.
Financial Highlights for the 2024 Fiscal Second Quarter
•Total revenue for the second quarter was $247.2 million, an increase of $18.8 million, or 8%, compared to the same quarter in fiscal 2023, driven by an increase in both net interest income and noninterest income.
•Net interest margin ("NIM") increased 11 basis points to 6.23% for the second quarter from 6.12% during the same period last year, primarily driven by increased yields on earning assets and an improved earning asset mix from the continued optimization of the portfolio. When including contractual, rate-related processing expense, NIM would have been 4.65% in the fiscal 2024 second quarter compared to 4.89% during the fiscal 2023 second quarter due to increases in rate-related card processing expenses from a higher rate environment. Servicing fee income on off-balance sheet deposits is not included in this calculation. See non-GAAP reconciliation table below.
•Total gross loans and leases at March 31, 2024 increased $683.8 million to $4.41 billion compared to March 31, 2023 and decreased $16.9 million when compared to December 31, 2023. The increase compared to the prior year quarter was due to growth across all loan portfolios. The primary driver for the sequential decrease was a reduction in the commercial and consumer finance loan portfolios, partially offset by growth in the warehouse finance and seasonal tax services loan portfolios.

•During the 2024 fiscal second quarter, the Company repurchased 764,185 shares of common stock at an average share price of $51.20. An additional 100,990 shares of common stock were repurchased at an average price of $49.47 in April 2024 through April 15, 2024. As of April 15, 2024, there were 7,568,673 shares available for repurchase under the current common stock share repurchase programs.
•The Company is narrowing its fiscal year 2024 GAAP earnings per diluted share guidance to a range of $6.30 to $6.60. See Outlook section below.
Tax Season
For the six months ended March 31, 2024, total tax services product revenue was $72.9 million, an increase of 1% compared to the same period of the prior year. Total tax services product fee income increased marginally compared to the prior year, while total tax services product expense and net interest income on tax services loans decreased.
Provision for credit losses for tax services portfolio decreased $6.5 million for the six months ended March 31, 2024 when compared to the same period of the prior year, due to improvements in data analytics, underwriting and monitoring.
Total tax services product income, net of losses and direct product expenses, increased 24% to $36.9 million from $29.7 million, when comparing the first six months of fiscal 2024 to the same period of the prior fiscal year.
For the 2024 tax season through March 31, 2024, Pathward originated $1.56 billion in refund advance loans compared to $1.46 billion during the 2023 tax season.
Net Interest Income
Net interest income for the second quarter of fiscal 2024 was $118.3 million, an increase of 17% from the same quarter in fiscal 2023. The increase was mainly attributable to increased yields, higher average interest-earning asset balances and an improved earning asset mix.
The Company’s average interest-earning assets for the second quarter of fiscal 2024 increased by $917.9 million to $7.64 billion compared to the same quarter in fiscal 2023, primarily due to growth in loans and leases and an increase in cash balances, partially offset by a decrease in total investment security balances. The second quarter average outstanding balance of loans and leases increased $889.1 million compared to the same quarter of the prior fiscal year, primarily due to an increase across all loan portfolios.
Fiscal 2024 second quarter NIM increased to 6.23% from 6.12% in the second fiscal quarter of last year. When including contractual, rate-related processing expense, NIM would have been 4.65% in the fiscal 2024 second quarter compared to 4.89% during the fiscal 2023 second quarter. See non-GAAP reconciliation table below. The overall reported tax-equivalent yield (“TEY”) on average earning asset yields increased 35 basis points to 6.69% compared to the prior year quarter, driven by an improved earning asset mix. The yield on the loan and lease portfolio was 8.43% compared to 8.47% for the comparable period last year and the TEY on the securities portfolio was 3.20% compared to 2.89% over that same period.
The Company's cost of funds for all deposits and borrowings averaged 0.47% during the fiscal 2024 second quarter, as compared to 0.21% during the prior year quarter. The Company's overall cost of deposits was 0.38% in the fiscal second quarter of 2024, as compared to 0.13% during the prior year quarter. When including contractual, rate-related processing expense, the Company's overall cost of deposits was 2.06% in the fiscal 2024 second quarter, as compared to 1.43% during the prior year quarter. See non-GAAP reconciliation table below.
Noninterest Income
Fiscal 2024 second quarter noninterest income increased 2% to $128.9 million, compared to $127.0 million for the same period of the prior year. The increase was primarily driven by an increase in refund advance fee income. The period-over-period increase was partially offset by a decrease in card and deposits fees.

The period-over-period decrease in card and deposit fee income was primarily related to servicing fee income on off-balance sheet deposits, which totaled $10.4 million during the 2024 fiscal second quarter, compared to $18.2 million for the same period of the prior year. The decrease in servicing fee income when compared to the prior year period was due to a reduction in off-balance sheet deposits. For the fiscal quarter ended December 31, 2023, servicing fee income on off-balance sheet deposits totaled $5.1 million.
Noninterest Expense
Noninterest expense increased 10% to $140.4 million for the fiscal 2024 second quarter, from $127.1 million for the same quarter last year. The increase was primarily attributable to increases in card processing expense, compensation and benefits expense, impairment expense, legal and consulting expense, and occupancy and equipment expense. The period-over-period increase was partially offset by decreases in operating lease equipment depreciation, other expense, refund transfer product expense, and intangible amortization expense.
The card processing expense increase was due to rate-related agreements with BaaS partners. The amount of expense paid under those agreements is based on an agreed upon rate index that varies depending on the deposit levels, floor rates, market conditions, and other performance conditions. Generally, this rate index is based on a percentage of the Effective Federal Funds Rate ("EFFR") and reprices immediately upon a change in the EFFR. Approximately 56% of the deposit portfolio was subject to these rate-related processing expenses during the fiscal 2024 second quarter. For the fiscal quarter ended March 31, 2024, contractual, rate-related processing expenses were $30.1 million, as compared to $26.8 million for the fiscal quarter ended December 31, 2023, and $20.4 million for the fiscal quarter ended March 31, 2023.
Income Tax Expense
The Company recorded income tax expense of $15.2 million, representing an effective tax rate of 18.9%, for the fiscal 2024 second quarter, compared to $9.2 million, representing an effective tax rate of 14.2%, for the second quarter last fiscal year. The current quarter increase in income tax expense compared to the prior year quarter was primarily due to increased earnings and also a decrease in investment tax credits recognized ratably when compared to the prior year quarter.
The Company originated $25.9 million in renewable energy leases during the fiscal 2024 second quarter, resulting in $7.0 million in total net investment tax credits. During the second quarter of fiscal 2023, the Company originated $18.1 million in renewable energy leases resulting in $4.9 million in total net investment tax credits. For the six months ended March 31, 2024, the Company originated $38.1 million in renewable energy leases, compared to $29.5 million for the comparable prior year period. Investment tax credits related to renewable energy leases are recognized ratably based on income throughout each fiscal year.
Outlook
The following forward-looking statements reflect the Company’s expectations as of the date of this release and are subject to substantial uncertainty. The Company's results may be materially affected by many factors, such as changes in economic conditions and customer demand, changes in interest rates, adverse developments in the financial services industry generally, inflation, competition, and other factors detailed below under “Forward-looking Statements.”
The Company is narrowing its fiscal year 2024 GAAP earnings per diluted share guidance to a range of $6.30 to $6.60. As part of this guidance, the Company is reiterating its expectation that the annual effective tax rate in fiscal year 2024 will be in a range between 16% and 20%.

Investments, Loans and Leases

(Dollars in thousands)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Total investments	$1,814,140	$1,886,021	$1,840,819	$1,951,996	$1,864,276

Loans held for sale
Term lending	1,977	2,500	—	3,000	—
Lease financing	—	778	—	—	—
SBA/USDA	7,372	—	—	—	—
Consumer finance	16,597	66,240	77,779	84,351	24,780
Total loans held for sale	25,946	69,518	77,779	87,351	24,780

Term lending	1,489,054	1,452,274	1,308,133	1,253,841	1,235,453
Asset-based lending	429,556	379,681	382,371	373,160	377,965
Factoring	336,442	335,953	358,344	351,133	338,884
Lease financing	168,616	188,889	183,392	201,996	170,645
Insurance premium finance	522,904	671,035	800,077	666,265	437,700
SBA/USDA	560,433	546,048	524,750	422,389	405,612
Other commercial finance	149,056	160,628	166,091	171,954	166,402
Commercial finance	3,656,061	3,734,508	3,723,158	3,440,738	3,132,661
Consumer finance	267,031	301,510	254,416	200,121	148,648
Tax services	84,502	33,435	5,192	47,194	61,553
Warehouse finance	394,814	349,911	376,915	380,458	377,036
Total loans and leases	4,402,408	4,419,364	4,359,681	4,068,511	3,719,898
Net deferred loan origination costs	6,977	6,917	6,435	4,388	5,718
Total gross loans and leases	4,409,385	4,426,281	4,366,116	4,072,899	3,725,616
Allowance for credit losses	(80,777)	(53,785)	(49,705)	(81,916)	(84,304)
Total loans and leases, net	$4,328,608	$4,372,496	$4,316,411	$3,990,983	$3,641,312
The Company's investment security balances at March 31, 2024 totaled $1.81 billion, as compared to $1.89 billion at December 31, 2023 and $1.86 billion at March 31, 2023.
Total gross loans and leases totaled $4.41 billion at March 31, 2024, as compared to $4.43 billion at December 31, 2023 and $3.73 billion at March 31, 2023. The primary driver for the sequential decrease was a decrease in commercial finance loans and consumer finance loans. This was partially offset by an increase in warehouse finance loans and seasonal tax service loans. The year-over-year increase was due to growth across all loan portfolios.
Commercial finance loans, which comprised 83% of the Company's loan and lease portfolio, totaled $3.66 billion at March 31, 2024, reflecting a decrease of $78.4 million from December 31, 2023 and an increase of $523.4 million, or 17%, from March 31, 2023. The sequential decrease in commercial finance loans was primarily driven by a $148.1 million decrease in the insurance premium finance portfolio, a $20.3 million decrease in the lease financing portfolio, and a $11.6 million decrease in the other commercial finance portfolio, partially offset by increases in the asset-based lending, term lending, SBA/USDA, and factoring loan portfolios. The increase in commercial finance loans when comparing the current period to the same period of the prior year was primarily driven by increases in the term lending, SBA/USDA, insurance premium finance, and asset-based lending portfolios, partially offset by reductions in the factoring, lease financing, and other commercial finance portfolios.

Asset Quality
The Company’s allowance for credit losses ("ACL") totaled $80.8 million at March 31, 2024, an increase compared to $53.8 million at December 31, 2023 and a decrease compared to $84.3 million at March 31, 2023. The increase in the ACL at March 31, 2024, when compared to December 31, 2023, was primarily due to a $31.0 million increase in the allowance related to the seasonal tax services portfolio, partially offset by a $4.3 million decrease in the allowance related to the commercial finance portfolio.
The $3.5 million year-over-year decrease in the ACL was primarily driven by a $3.6 million decrease in the allowance related to the commercial finance portfolio and a $1.5 million decrease in the allowance related to the seasonal tax services portfolio, partially offset by a $1.6 million increase in the allowance related to the consumer finance portfolio.
The following table presents the Company's ACL as a percentage of its total loans and leases.

	As of the Period Ended
(Unaudited)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Commercial finance	1.21%	1.30%	1.26%	1.35%	1.53%
Consumer finance	1.71%	1.45%	0.92%	0.92%	1.99%
Tax services	37.31%	1.52%	0.04%	70.20%	53.77%
Warehouse finance	0.10%	0.10%	0.10%	0.10%	0.10%
Total loans and leases	1.83%	1.22%	1.14%	2.01%	2.27%
Total loans and leases excluding tax services	1.14%	1.21%	1.14%	1.21%	1.40%

The Company's ACL as a percentage of total loans and leases increased to 1.83% at March 31, 2024 from 1.22% at December 31, 2023. The increase in the total loans and leases coverage ratio was primarily driven by seasonality in both the tax services portfolio and consumer finance portfolio.

Activity in the allowance for credit losses for the periods presented was as follows.

(Unaudited)	Three Months Ended			Six Months Ended
(Dollars in thousands)	March 31, 2024	December 31, 2023	March 31, 2023	March 31, 2024	March 31, 2023
Beginning balance	$53,785	$49,705	$52,592	$49,705	$45,947
Provision (reversal of) - tax services loans	25,221	1,356	31,422	26,577	33,059
Provision (reversal of) - all other loans and leases	684	8,210	5,264	8,894	13,490
Charge-offs - tax services loans	—	(1,145)	—	(1,145)	(1,731)
Charge-offs - all other loans and leases	(5,492)	(5,725)	(6,625)	(11,218)	(9,334)
Recoveries - tax services loans	5,800	294	1,063	6,094	1,761
Recoveries - all other loans and leases	779	1,090	588	1,870	1,112
Ending balance	$80,777	$53,785	$84,304	$80,777	$84,304

The Company recognized a provision for credit losses of $26.1 million for the quarter ended March 31, 2024, compared to $36.8 million for the comparable period in the prior fiscal year. The period-over-period decrease in provision for credit losses was due to improvements in the Company's data analytics, underwriting and monitoring in the Independent Tax space along with a decrease in provision for credit losses in the commercial finance portfolio primarily due to a mix shift in the loan portfolio and a benign credit environment. The Company recognized net recoveries of $1.1 million for the quarter ended March 31, 2024, compared to net charge-offs of $5.0 million for the quarter ended March 31, 2023. Net charge-offs attributable to the commercial finance portfolio for the current quarter were $4.7 million, while recoveries of $5.8 million were recognized in the tax services portfolio. Net charge-offs attributable to the commercial finance and consumer finance portfolios for the same quarter of the prior year were $5.9 million and $0.2 million, respectively, while a recovery of $1.1 million was recognized in the tax services portfolio.
The Company's past due loans and leases were as follows for the periods presented.

As of March 31, 2024	Accruing and Nonaccruing Loans and Leases						Nonperforming Loans and Leases
(Dollars in thousands)	30-59 Days Past Due	60-89 Days Past Due	> 89 Days Past Due	Total Past Due	Current	Total Loans and Leases Receivable	> 89 Days Past Due and Accruing	Nonaccrual Balance	Total
Loans held for sale	$323	$546	$843	$1,712	$24,234	$25,946	$843	$—	$843

Commercial finance	36,482	23,986	15,596	76,064	3,579,997	3,656,061	2,679	27,781	30,460
Consumer finance	4,293	3,001	3,093	10,387	256,644	267,031	3,093	—	3,093
Tax services	1,123	—	—	1,123	83,379	84,502	—	—	—
Warehouse finance	—	—	—	—	394,814	394,814	—	—	—
Total loans and leases held for investment	41,898	26,987	18,689	87,574	4,314,834	4,402,408	5,772	27,781	33,553

Total loans and leases	$42,221	$27,533	$19,532	$89,286	$4,339,068	$4,428,354	$6,615	$27,781	$34,396

As of December 31, 2023	Accruing and Nonaccruing Loans and Leases						Nonperforming Loans and Leases
(Dollars in thousands)	30-59 Days Past Due	60-89 Days Past Due	> 89 Days Past Due	Total Past Due	Current	Total Loans and Leases Receivable	> 89 Days Past Due and Accruing	Nonaccrual Balance	Total
Loans held for sale	$1,173	$786	$661	$2,620	$66,898	$69,518	$661	$—	$661

Commercial finance	33,406	8,341	20,739	62,486	3,672,022	3,734,508	7,862	28,099	35,961
Consumer finance	4,258	3,345	2,859	10,462	291,048	301,510	2,859	—	2,859
Tax services	—	—	—	—	33,435	33,435	—	—	—
Warehouse finance	—	—	—	—	349,911	349,911	—	—	—
Total loans and leases held for investment	37,664	11,686	23,598	72,948	4,346,416	4,419,364	10,721	28,099	38,820

Total loans and leases	$38,837	$12,472	$24,259	$75,568	$4,413,314	$4,488,882	$11,382	$28,099	$39,481
The Company's nonperforming assets at March 31, 2024 were $37.2 million, representing 0.50% of total assets, compared to $42.4 million, or 0.53% of total assets at December 31, 2023 and $30.1 million, or 0.44% of total assets at March 31, 2023.
The decrease in the nonperforming assets as a percentage of total assets at March 31, 2024 compared to December 31, 2023, was primarily driven by a decrease in nonperforming loans in the commercial finance portfolio, partially offset by an increase in nonperforming loans in the consumer finance portfolio. When comparing the current period to the same period of the prior year, the increase in nonperforming assets was primarily due to an increase in nonperforming loans in the commercial finance portfolio.

The Company's nonperforming loans and leases at March 31, 2024, were $34.4 million, representing 0.78% of total gross loans and leases, compared to $39.5 million, or 0.88% of total gross loans and leases at December 31, 2023 and $28.5 million, or 0.76% of total gross loans and leases at March 31, 2023.
The Company has various portfolios of consumer lending and tax services loans that present unique risks that are statistically managed. Due to the unique risks associated with these portfolios, the Company monitors other credit quality indicators in their evaluation of the appropriateness of the allowance for credit losses on these portfolios, and as such, these loans are not included in the asset classification table below. The Company's loans and leases held for investment by asset classification were as follows for the periods presented.

	Asset Classification
(Dollars in thousands)	Pass	Watch	Special Mention	Substandard	Doubtful	Total
As of March 31, 2024
Commercial finance	$2,893,892	$447,110	$87,657	$218,108	$9,294	$3,656,061
Warehouse finance	394,814	—	—	—	—	394,814
Total loans and leases	$3,288,706	$447,110	$87,657	$218,108	$9,294	$4,050,875

	Asset Classification
(Dollars in thousands)	Pass	Watch	Special Mention	Substandard	Doubtful	Total
As of December 31, 2023
Commercial finance	$2,895,451	$535,057	$96,172	$197,682	$10,146	$3,734,508
Warehouse finance	349,911	—	—	—	—	349,911
Total loans and leases	$3,245,362	$535,057	$96,172	$197,682	$10,146	$4,084,419

Deposits, Borrowings and Other Liabilities
The average balance of total deposits and interest-bearing liabilities was $7.28 billion for the three-month period ended March 31, 2024, compared to $6.47 billion for the same period in the prior fiscal year, representing an increase of 13%. Total average deposits for the fiscal 2024 second quarter increased by $782.1 million to $7.17 billion compared to the same period in fiscal 2023. The increase in average deposits was due to increases in noninterest bearing deposits, wholesale deposits, and money market deposits, partially offset by decreases in savings and time deposits.
Total end-of-period deposits increased 8% to $6.37 billion at March 31, 2024, compared to $5.90 billion at March 31, 2023. The increase in end-of-period deposits was primarily driven by increases in noninterest-bearing deposits of $329.4 million, wholesale deposits of $96.1 million, and money market deposits of $53.7 million, partially offset by slight decreases in savings and time deposits.
As of March 31, 2024, the Company had $740.8 million in deposits related to government stimulus programs. Of the total amount of government stimulus program deposits, $323.3 million are on activated cards while $417.5 million are on inactivated cards. During the remainder of fiscal year 2024, these deposit balances are expected to decline by approximately $219 million as the Company actively returns unclaimed balances to the U.S. Treasury.
As of March 31, 2024, the Company managed $1.2 billion of customer deposits at other banks in its capacity as custodian. These deposits provide the Company with excess deposits that can earn servicing fee income, typically reflective of the EFFR.

Regulatory Capital
The Company and its subsidiary Pathward®, N.A. (the "Bank") remained above the federal regulatory minimum capital requirements at March 31, 2024, and continued to be classified as well-capitalized, and in good standing with the regulatory agencies. Regulatory capital ratios of the Company and the Bank are stated in the table below. The decrease in Tier 1 leverage capital ratio for the period is the result of higher quarterly average assets related to the Company's seasonal tax business. The Bank's Tier 1 leverage capital ratio using end of period assets of 8.77% better reflects the expected capital position of the Company post tax season. See non-GAAP reconciliation table below. Regulatory capital is not affected by the unrealized loss on accumulated other comprehensive income (“AOCI”). The securities portfolio is primarily comprised of amortizing securities that should provide consistent cash flow. The Company does not intend to sell these securities, or recognize the unrealized losses on its income statement, to fund future loan growth.
The tables below include certain non-GAAP financial measures that are used by investors, analysts and bank regulatory agencies to assess the capital position of financial services companies. Management reviews these measures along with other measures of capital as part of its financial analysis.

As of the Periods Indicated	March 31, 2024(1)	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Company
Tier 1 leverage capital ratio	7.75%	7.96%	8.11%	8.40%	7.53%
Common equity Tier 1 capital ratio	12.30%	11.43%	11.25%	11.52%	12.05%
Tier 1 capital ratio	12.56%	11.69%	11.50%	11.79%	12.35%
Total capital ratio	14.21%	13.12%	12.84%	13.45%	14.06%
Bank
Tier 1 leverage ratio	7.92%	8.15%	8.32%	8.67%	7.79%
Common equity Tier 1 capital ratio	12.83%	11.97%	11.81%	12.17%	12.77%
Tier 1 capital ratio	12.83%	11.97%	11.81%	12.17%	12.77%
Total capital ratio	14.09%	13.01%	12.76%	13.42%	14.03%
(1) March 31, 2024 percentages are preliminary pending completion and filing of the Company's regulatory reports. Regulatory capital ratios for periods presented reflect the Company's election of the five-year CECL transition for regulatory capital purposes.

The following table provides the non-GAAP financial measures used to compute certain of the ratios included in the table above, as well as a reconciliation of such non-GAAP financial measures to the most directly comparable financial measure in accordance with GAAP:

	Standardized Approach(1)
As of the Periods Indicated (Dollars in thousands)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Total stockholders' equity	$739,462	$729,282	$650,625	$677,721	$673,244
Adjustments:
LESS: Goodwill, net of associated deferred tax liabilities	296,889	297,283	297,679	298,092	298,390
LESS: Certain other intangible assets	19,146	20,093	21,228	22,372	23,553
LESS: Net deferred tax assets from operating loss and tax credit carry-forwards	15,862	20,253	19,679	12,157	13,219
LESS: Net unrealized (losses) on available for sale securities	(205,460)	(187,901)	(254,294)	(207,358)	(186,796)
LESS: Noncontrolling interest	(420)	(510)	(1,005)	(631)	(551)
ADD: Adoption of Accounting Standards Update 2016-13	1,345	1,345	2,017	2,017	2,017
Common Equity Tier 1(1)	614,790	581,409	569,355	555,106	527,446
Long-term borrowings and other instruments qualifying as Tier 1	13,661	13,661	13,661	13,661	13,661
Tier 1 minority interest not included in common equity Tier 1 capital	(311)	(410)	(826)	(454)	(404)
Total Tier 1 capital	628,140	594,660	582,190	568,313	540,703
Allowance for credit losses	62,715	53,037	47,960	60,489	55,058
Subordinated debentures, net of issuance costs	19,642	19,617	19,591	19,566	19,540
Total capital	$710,497	$667,314	$649,741	$648,368	$615,301
(1) Capital ratios were determined using the Basel III capital rules that became effective on January 1, 2015. Basel III revised the definition of capital, increased minimum capital ratios, and introduced a minimum CET1 ratio; those changes were fully phased in through the end of calendar year 2021.

Conference Call
The Company will host a conference call and earnings webcast with a corresponding presentation at 4:00 p.m. Central Time (5:00 p.m. Eastern Time) on Wednesday, April 24, 2024. The live webcast of the call can be accessed from Pathward’s Investor Relations website at www.pathwardfinancial.com. Telephone participants may access the conference call by dialing 1-833-470-1428 approximately 10 minutes prior to start time and reference access code 082173.
The Quarterly Investor Update slide presentation prepared for use in connection with the Company's conference call and earnings webcast is available under the Presentations link in the Investor Relations - Events & Presentations section of the Company's website at www.pathwardfinancial.com. A webcast replay will also be archived at www.pathwardfinancial.com for one year.

Upcoming Investor Events
•Jefferies Global FinTech Conference, June 12, 2024 | New York, NY

About Pathward Financial, Inc.
Pathward Financial, Inc. (Nasdaq: CASH) is a U.S.-based financial holding company driven by its purpose to power financial inclusion for all. Through our subsidiary, Pathward®, N.A., we strive to increase financial availability, choice, and opportunity across our Banking as a Service and Commercial Finance business lines. These strategic business lines provide end-to-end support to individuals and businesses. Learn more at www.pathwardfinancial.com.

Investor Relations Contact
Darby Schoenfeld, CPA
SVP, Investor Relations
877-497-7497
investorrelations@pathward.com

Media Relations Contact
mediarelations@pathward.com

Forward-Looking Statements
The Company and the Bank may from time to time make written or oral “forward-looking statements,” including statements contained in this press release, the Company’s filings with the Securities and Exchange Commission ("SEC"), the Company’s reports to stockholders, and in other communications by the Company and the Bank, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.
You can identify forward-looking statements by words such as “may,” “hope,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” “could,” “future,” "target," or the negative of those terms, or other words of similar meaning or similar expressions. You should carefully read statements that contain these words because they discuss our future expectations or state other “forward-looking” information. These forward-looking statements are based on information currently available to us and assumptions about future events, and include statements with respect to the Company’s beliefs, expectations, estimates, and intentions, which are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control. Such risks, uncertainties and other factors may cause our actual growth, results of operations, financial condition, cash flows, performance and business prospects and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Such statements address, among others, the following subjects: future operating results including our earnings per diluted share guidance, annual effective tax rate and related performance expectations; progress on key strategic initiatives; expected results of our partnerships; impacts of our improved data analytics, underwriting and monitoring processes; our goals regarding the addition of recurring revenue and related expected performance impacts; expected nonperforming loan resolutions and net charge off rates; the performance of our securities portfolio; the impact of card balances related to government stimulus programs; customer retention; loan and other product demand; new products and services; credit quality; the level of net charge-offs and the adequacy of the allowance for credit losses; and technology. The following factors, among others, could cause the Company's financial performance and results of operations to differ materially from the expectations, estimates, and intentions expressed in such forward-looking statements: maintaining our executive management team; expected growth opportunities may not be realized or may take longer to realize than expected; the potential adverse effects of unusual and infrequently occurring events, including the impact on financial markets from geopolitical conflicts such as the military conflicts in Ukraine and the Middle East, weather-related disasters, or public health events, such as pandemics, and any governmental or societal responses thereto; our ability to successfully implement measures designed to reduce expenses and increase efficiencies; changes in trade, monetary, and fiscal policies and laws, including actual changes in interest rates and the Fed Funds rate, and their related impacts on macroeconomic conditions, customer behavior, funding costs and loan and securities portfolios; changes in tax laws; the strength of the United States' economy and the local economies in which the Company operates; adverse developments in the financial services industry generally such as bank failures, responsive measures to mitigate and manage such developments, related supervisory and regulatory actions and costs, and related impacts on customer behavior; inflation, market, and monetary fluctuations; our liquidity and capital positions, including the sufficiency of our liquidity; the timely and efficient development of new products and services offered by the Company or its strategic partners, as well as risks (including reputational and litigation) attendant thereto, and the perceived overall value and acceptance of these products and services by users; the Bank's ability to maintain its Durbin Amendment exemption; the risks of dealing with or utilizing third parties, including, in connection with the Company’s prepaid card and tax refund advance businesses, the risk of reduced volume of refund advance loans as a result of reduced customer demand for or usage of the Bank's strategic partners’ refund advance products; our relationship with, and any actions which may be initiated by, our regulators; changes in financial services laws and regulations, including laws and regulations relating to the tax refund industry and the insurance premium finance industry; technological changes, including, but not limited to, the protection of our electronic systems and information; the impact of acquisitions and divestitures; litigation risk; the growth of the Company’s business, as well as expenses related thereto; continued maintenance by the Bank of its status as a well-capitalized institution; changes in consumer borrowing, spending and saving habits; losses from fraudulent or illegal activity; technological risks and developments and cyber threats, attacks, or events; and the success of the Company at maintaining its high quality asset level and managing and collecting assets of borrowers in default should problem assets increase.
The foregoing list of factors is not exclusive. We caution you not to place undue reliance on these forward-looking statements. The forward-looking statements included in this press release speak only as of the date hereof. Additional discussions of factors affecting the Company’s business and prospects are reflected under the caption “Risk Factors” and in other sections of the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended September 30, 2023, and in other filings made with the SEC. The Company expressly disclaims any intent or obligation to update, revise or clarify any forward-looking statements, whether written or oral, that may be made from time to time by or on behalf of the Company or its subsidiaries, whether as a result of new information, changed circumstances, or future events or for any other reason.

Condensed Consolidated Statements of Financial Condition (Unaudited)

(Dollars in Thousands, Except Share Data)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
ASSETS
Cash and cash equivalents	$347,888	$671,630	$375,580	$515,271	$432,598
Securities available for sale, at fair value	1,779,458	1,850,581	1,804,228	1,914,271	1,825,563
Securities held to maturity, at amortized cost	34,682	35,440	36,591	37,725	38,713
Federal Reserve Bank and Federal Home Loan Bank Stock, at cost	25,844	23,694	28,210	30,890	29,387
Loans held for sale	25,946	69,518	77,779	87,351	24,780
Loans and leases	4,409,385	4,426,281	4,366,116	4,072,899	3,725,616
Allowance for credit losses	(80,777)	(53,785)	(49,705)	(81,916)	(84,304)
Accrued interest receivable	30,294	27,080	23,282	22,332	22,434
Premises, furniture, and equipment, net	37,266	38,270	39,160	38,601	39,735
Rental equipment, net	215,885	228,916	211,750	224,212	210,844
Goodwill and intangible assets	328,001	329,241	330,225	331,335	332,503
Other assets	283,245	280,571	292,327	265,654	270,387
Total assets	$7,437,117	$7,927,437	$7,535,543	$7,458,625	$6,868,256

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Deposits	6,368,344	6,936,055	6,589,182	6,306,976	5,902,696
Short-term borrowings	31,000	—	13,000	230,000	43,000
Long-term borrowings	33,373	33,614	33,873	34,178	34,543
Accrued expenses and other liabilities	264,938	228,486	248,863	209,750	214,773
Total liabilities	6,697,655	7,198,155	6,884,918	6,780,904	6,195,012

STOCKHOLDERS’ EQUITY
Preferred stock	—	—	—	—	—
Common stock, $.01 par value	254	260	262	266	271
Common stock, Nonvoting, $.01 par value	—	—	—	—	—
Additional paid-in capital	634,415	629,737	628,500	625,825	623,250
Retained earnings	317,964	293,463	278,655	267,100	245,046
Accumulated other comprehensive loss	(206,570)	(188,433)	(255,443)	(207,896)	(187,829)
Treasury stock, at cost	(6,181)	(5,235)	(344)	(6,943)	(6,943)
Total equity attributable to parent	739,882	729,792	651,630	678,352	673,795
Noncontrolling interest	(420)	(510)	(1,005)	(631)	(551)
Total stockholders’ equity	739,462	729,282	650,625	677,721	673,244
Total liabilities and stockholders’ equity	$7,437,117	$7,927,437	$7,535,543	$7,458,625	$6,868,256

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended			Six Months Ended
(Dollars in Thousands, Except Share and Per Share Data)	March 31, 2024	December 31, 2023	March 31, 2023	March 31, 2024	March 31, 2023
Interest and dividend income:
Loans and leases, including fees	$102,750	$94,963	$83,879	$197,713	$152,275
Mortgage-backed securities	9,998	10,049	10,326	20,047	20,738
Other investments	14,013	10,886	10,482	24,899	16,734
	126,761	115,898	104,687	242,659	189,747
Interest expense:
Deposits	6,685	3,526	2,096	10,211	2,238
FHLB advances and other borrowings	1,775	2,336	1,186	4,111	2,047
	8,460	5,862	3,282	14,322	4,285

Net interest income	118,301	110,036	101,405	228,337	185,462

Provision for credit loss	26,052	9,890	36,763	35,942	46,539

Net interest income after provision for credit loss	92,249	100,146	64,642	192,395	138,923

Noninterest income:
Refund transfer product fees	28,942	422	30,205	29,364	30,882
Refund advance fee income	43,200	111	37,995	43,311	38,612
Card and deposit fees	35,344	30,750	42,087	66,094	79,805
Rental income	13,720	13,459	12,940	27,179	25,648
Gain on sale of trademarks	—	—	—	—	10,000
Gain (loss) on sale of other	1,695	2,840	(666)	4,535	(164)
Other income	6,044	5,179	4,477	11,223	8,032
Total noninterest income	128,945	52,761	127,038	181,706	192,815

Noninterest expense:
Compensation and benefits	54,073	46,652	47,547	100,725	90,564
Refund transfer product expense	7,366	192	7,863	7,558	7,968
Refund advance expense	1,846	30	1,603	1,876	1,630
Card processing	35,163	34,584	26,924	69,747	49,607
Occupancy and equipment expense	9,293	8,848	8,510	18,141	16,822
Operating lease equipment depreciation	10,424	10,423	14,719	20,847	24,347
Legal and consulting	6,141	4,892	4,921	11,033	14,380
Intangible amortization	1,240	984	1,435	2,224	2,693
Impairment expense	2,013	—	500	2,013	524
Other expense	12,872	12,669	13,114	25,541	23,660
Total noninterest expense	140,431	119,274	127,136	259,705	232,195

Income before income tax expense	80,763	33,633	64,544	114,396	99,543

Income tax expense (benefit)	15,246	5,719	9,176	20,965	15,753

Net income before noncontrolling interest	65,517	27,914	55,368	93,431	83,790
Net income attributable to noncontrolling interest	249	257	597	506	1,177
Net income attributable to parent	$65,268	$27,657	$54,771	$92,925	$82,613

Less: Allocation of Earnings to participating securities(1)	524	220	839	744	1,228
Net income attributable to common shareholders(1)	64,744	27,437	53,932	92,181	81,382
Earnings per common share:
Basic	$2.56	$1.06	$1.99	$3.61	$2.95
Diluted	$2.56	$1.06	$1.99	$3.61	$2.95
Shares used in computing earnings per common share:
Basic	25,281,743	25,776,845	27,078,048	25,529,186	27,555,197
Diluted	25,311,144	25,801,538	27,169,569	25,555,656	27,632,737
(1) Amounts presented are used in the two-class earnings per common share calculation.

Average Balances, Interest Rates and Yields
The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and in rates. Only the yield/rate reflects tax-equivalent adjustments. Nonaccruing loans and leases have been included in the table as loans carrying a zero yield.

Three Months Ended March 31,	2024			2023
(Dollars in thousands)	Average Outstanding Balance	Interest Earned / Paid	Yield / Rate(1)	Average Outstanding Balance	Interest Earned / Paid	Yield / Rate(1)
Interest-earning assets:
Cash and fed funds sold	$616,288	$7,422	4.84%	$564,656	$5,843	4.20%
Mortgage-backed securities	1,464,530	9,998	2.75%	1,549,240	10,326	2.70%
Tax exempt investment securities	132,733	932	3.57%	149,912	990	3.39%
Asset-backed securities	237,421	3,368	5.71%	141,968	1,273	3.64%
Other investment securities	281,695	2,291	3.27%	298,030	2,376	3.23%
Total investments	2,116,379	16,589	3.20%	2,139,150	14,965	2.89%
Commercial finance	3,650,845	74,330	8.19%	3,056,293	60,765	8.06%
Consumer finance	351,459	9,144	10.46%	187,826	6,301	13.60%
Tax services	493,168	9,014	7.35%	448,659	10,555	9.54%
Warehouse finance	407,703	10,262	10.12%	321,334	6,258	7.90%
Total loans and leases	4,903,175	102,750	8.43%	4,014,112	83,879	8.47%
Total interest-earning assets	$7,635,842	$126,761	6.69%	$6,717,918	$104,687	6.34%
Noninterest-earning assets	600,354			612,020
Total assets	$8,236,196			$7,329,938

Interest-bearing liabilities:
Interest-bearing checking	$266	$—	0.31%	$267	$—	0.33%
Savings	59,914	5	0.04%	70,024	6	0.03%
Money markets	190,143	598	1.26%	125,193	71	0.23%
Time deposits	5,027	4	0.29%	6,948	2	0.11%
Wholesale deposits	439,785	6,078	5.56%	186,421	2,017	4.39%
Total interest-bearing deposits	695,135	6,685	3.87%	388,853	2,096	2.19%
Overnight fed funds purchased	79,484	1,107	5.60%	46,735	543	4.71%
Subordinated debentures	19,625	355	7.27%	19,523	354	7.34%
Other borrowings	13,901	313	9.07%	15,283	289	7.68%
Total borrowings	113,010	1,775	6.32%	81,541	1,186	5.90%
Total interest-bearing liabilities	808,145	8,460	4.21%	470,394	3,282	2.83%
Noninterest-bearing deposits	6,473,538	—	—%	5,997,739	—	—%
Total deposits and interest-bearing liabilities	$7,281,683	$8,460	0.47%	$6,468,133	$3,282	0.21%
Other noninterest-bearing liabilities	223,560			191,360
Total liabilities	7,505,243			6,659,493
Shareholders' equity	730,953			670,445
Total liabilities and shareholders' equity	$8,236,196			$7,329,938
Net interest income and net interest rate spread including noninterest-bearing deposits		$118,301	6.22%		$101,405	6.13%

Net interest margin			6.23%			6.12%
Tax-equivalent effect			0.01%			0.02%
Net interest margin, tax-equivalent(2)			6.24%			6.14%
(1) Tax rate used to arrive at the TEY for the three months ended March 31, 2024 and 2023 was 21%.
(2) Net interest margin expressed on a fully-taxable-equivalent basis ("net interest margin, tax-equivalent") is a non-GAAP financial measure. The tax-equivalent adjustment to net interest income recognizes the estimated income tax savings when comparing taxable and tax-exempt assets and adjusting for federal and state exemption of interest income. The Company believes that it is a standard practice in the banking industry to present net interest margin expressed on a fully taxable equivalent basis and, accordingly, believes the presentation of this non-GAAP financial measure may be useful for peer comparison purposes.

Selected Financial Information

As of and For the Three Months Ended	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Equity to total assets	9.94%	9.20%	8.63%	9.09%	9.80%
Book value per common share outstanding	$29.14	$28.06	$24.85	$25.54	$24.88
Tangible book value per common share outstanding	$16.21	$15.39	$12.24	$13.05	$12.59
Common shares outstanding	25,377,986	25,988,230	26,183,583	26,539,272	27,055,727
Nonperforming assets to total assets	0.50%	0.53%	0.77%	0.55%	0.44%
Nonperforming loans and leases to total loans and leases	0.78%	0.88%	1.26%	0.93%	0.76%
Net interest margin	6.23%	6.23%	6.19%	6.18%	6.12%
Net interest margin, tax-equivalent	6.24%	6.24%	6.21%	6.20%	6.14%
Return on average assets	3.17%	1.46%	1.97%	2.61%	2.99%
Return on average equity	35.72%	16.87%	21.12%	26.26%	32.68%
Full-time equivalent employees	1,204	1,218	1,193	1,186	1,164

Non-GAAP Reconciliations

Adjusted Net Income and Adjusted Earnings Per Share	At and For the Three Months Ended	At and For the Six Months Ended
(Dollars in Thousands, Except Share and Per Share Data)	March 31, 2023	March 31, 2023
Net Income - GAAP	$54,771	$82,613
Less: Gain on sale of trademarks	—	10,000
Less: Loss on disposal of certain mobile solar generators	(1,993)	(1,993)
Add: Accelerated depreciation on certain mobile solar generators	4,822	4,822
Add: Rebranding expenses	—	3,737
Add: Separation related expenses	—	11
Add: Impairment on Venture Capital investments	500	500
Add: Income tax effect resulting from the above listed items	(1,829)	(253)
Adjusted net income	$60,257	$83,423
Less: Adjusted allocation of earnings to participating securities	923	1,241
Adjusted Net income attributable to common shareholders	59,334	82,182
Weighted average diluted common shares outstanding	27,169,569	27,632,737
Adjusted earnings per common share - diluted	$2.18	$2.97

Net Interest Margin and Cost of Deposits	At and For the Three Months Ended
(Dollars in thousands)	March 31, 2024	December 31, 2023	March 31, 2023
Average interest earning assets	$7,635,842	$7,031,922	$6,717,918
Net interest income	$118,301	$110,036	$101,405
Net interest margin	6.23%	6.23%	6.12%
Quarterly average total deposits	$7,168,673	$6,558,190	$6,386,592
Deposit interest expense	$6,685	$3,526	$2,096
Cost of deposits	0.38%	0.21%	0.13%

Adjusted Net Interest Margin and Adjusted Cost of Deposits
Average interest earning assets	$7,635,842	$7,031,922	$6,717,918
Net interest income	118,301	110,036	101,405
Less: Contractual, rate-related processing expense	30,094	26,793	20,369
Adjusted net interest income	$88,207	$83,243	$81,036
Adjusted net interest margin	4.65%	4.71%	4.89%
Average total deposits	$7,168,673	$6,558,190	$6,386,592
Deposit interest expense	6,685	3,526	2,096
Add: Contractual, rate-related processing expense	30,094	26,793	20,369
Adjusted deposit expense	$36,779	$30,319	$22,465
Adjusted cost of deposits	2.06%	1.84%	1.43%

Pathward, N.A. Period-end Tier 1 Leverage
(Dollars in thousands)	March 31, 2024
Total stockholders' equity	$765,910
Adjustments:
Less: Goodwill, net of associated deferred tax liabilities	296,888
Less: Certain other intangible assets	19,145
Less: Net deferred tax assets from operating loss and tax credit carry-forwards	15,862
Less: Net unrealized gains (losses) on available for sale securities	(205,460)
Less: Noncontrolling interest	(420)
Add: Adoption of Accounting Standards Update 2016-13	1,345
Common Equity Tier 1	641,240
Tier 1 minority interest not included in common equity Tier 1 capital	—
Total Tier 1 capital	$641,240

Total Assets (Quarter Average)	$8,229,652
Add: Available for sale securities amortized cost	266,591
Add: Deferred tax	(66,675)
Add: Adoption of Accounting Standards Updated 2016-13	1,345
Less: Deductions from CET1	331,895
Adjusted total assets	$8,099,018
Pathward, N.A. Regulatory Tier 1 Leverage	7.92%

Total Assets (Period End)	$7,435,034
Add: Available for sale securities amortized cost	273,983
Add: Deferred tax	(68,523)
Add: Adoption of Accounting Standards Updated 2016-13	1,345
Less: Deductions from CET1	331,895
Adjusted total assets	$7,309,944
Pathward, N.A. Period-end Tier 1 Leverage	8.77%